Exhibit 99

FOR IMMEDIATE RELEASE	Contact:
Sharon Rothwell
313.792.6028
MASCO CORPORATION ANNOUNCES
APPOINTMENT OF NEW DIRECTOR
     Taylor, Michigan (December 5, 2006) — Masco Corporation (NYSE:MAS), announced that its Board of Directors has appointed Lisa A. Payne, 48, Vice Chairman and Chief Financial Officer of Taubman Centers, Inc., as a new Director. Ms. Payne also serves on the Taubman board of directors. The Taubman Centers, Inc. is engaged in the ownership, development, acquisition and operation of regional shopping centers.
     Prior to joining Taubman in 1997, Ms. Payne was a Vice President of Goldman Sachs’ Investment Banking Division, focusing on real estate. In addition to serving on the Taubman Board of Directors, Ms. Payne is a trustee of the Munder Funds and is on the Board of Governors for Cranbrook Schools.
     “Masco is pleased that Lisa Payne has agreed to join its Board of Directors. Her strong financial and real estate expertise will enable her to provide valuable input and guidance immediately,” said Richard A. Manoogian, Masco’s Chairman and Chief Executive Officer. “I and the other members of our Board look forward to working with her.”
     Ms. Payne’s ongoing service as a Director will be subject to approval by Masco shareholders at the Company’s next annual shareholders’ meeting in May 2007.
     Headquartered in Taylor, Michigan, Masco Corporation is one of the world’s leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.